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                                                                     EXHIBIT 5.1


                               September 14, 2000


                                                         Writer's Direct Contact
                                                             (415) 268-7000



NBC Internet, Inc.
225 Bush Street
San Francisco, California 94104

         Re:   Registration Statement on Form S-8

         At your request, we have examined the Registration Statement on Form S-8 executed by you on September 14, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 324,129 shares of your Class A common stock, $.0001 par value (the "Common Stock") which will be issuable under the Connect Innovations, Inc. 1998 Stock Plan, and the Globalbrain.net Inc. 1999 Stock Option Plan (collectively the "Plans").

         As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plans and authorization of the issuance of 225,031 shares of Common
Stock under the Plans (the "Plans' Shares"), and such documents as we have deemed necessary to render this opinion.

         Based upon the foregoing, it is our opinion that the Plans' Shares, when issued and outstanding pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable shares of Common Stock.

         We consent to the use of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,




                                         Morrison & Foerster LLP.